Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cell Therapeutics, Inc. on Form S-3 to be filed with the Commission on or about September 5, 2008 of our Independent Registered Accounting Firm’s Report dated March 26, 2008 covering the consolidated financial statements of Cell Therapeutics, Inc., for the years ended December 31, 2007, 2006 and 2005, which is in its Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

Los Angeles, California

September 5, 2008